Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Relmada Therapeutics, Inc. on Form S-8 and Post-Effective Amendment No. 1 to Form S-8 (File No. 333-257723) of our report dated March 23, 2023, with respect to our audits of the consolidated financial statements of Relmada Therapeutics, Inc. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021 appearing in the Annual Report on Form 10-K of Relmada Therapeutics, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Houston, Texas

June 21, 2023